November 10, 1999

Lowe's Companies, Inc.
Post Office Box 1111
North Wilkesboro, NC 28656

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended October 29, 1999, of the facts relating to the change in the method of inventory pricing, from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Lowe's Companies, Inc. and subsidiaries as of any date or for any period subsequent to January 29, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Lowe's Companies, Inc. and subsidiaries as of any date or for any period subsequent to January 29, 1999.

Yours truly,

/s/   Deloitte & Touche, LLP